SHUMAKER WILLIAMS, P.C.
                            3425 SIMPSON FERRY ROAD
                         CAMP HILL, PENNSYLVANIA 17011
                                 (717) 763-1121




                                            February 2, 1999



CODORUS VALLEY BANCORP, INC.
P. O. Box 2887
York, PA 17405-2887

                  Re: Codorus Valley Bancorp, Inc. (the "Corporation") Registration Statement on Form S-3
                           Post-Effective Amendment No. 3
                           Our File No. 507-91

Ladies and Gentlemen:

     In connection with the above-referenced registration statement pertaining to the Corporation's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), we have acted as Special Counsel to the Corporation, and have examined all documents, transactions and questions of law which we have deemed necessary and appropriate for purposes of rendering the following opinion.

     Based on our examination, it is our opinion that when the subject post-effective amendment to the registration statement on Form S-3 becomes effective under the Securities Act of 1933, those shares of $2.50 par value Common Stock of the Corporation issued or distributed thereunder and paid for in accordance with the terms of the Plan will be duly authorized, validly issued, full-paid and nonassessable.

     We hereby consent to the reference to our firm and to this opinion appearing in the prospectus filed as part of the registration statement on Form S-3 as well as any amendments or supplements thereto, and we further consent to the use of this opinion as an exhibit to such registration statement.

                                            Very truly yours.

                                            SHUMAKER WILLIAMS, P.C.


                                        By: Nicholas Bybel, Jr.
                                            -----------------------------
                                            Nicholas Bybel, Jr.